Exhibit 10.1

DaVita Voluntary Deferral Plan

(formerly Gambro Healthcare

Voluntary Deferral Plan)

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of the Plan. Gambro Healthcare, Inc. establishes this compensation deferral plan known as the Gambro Healthcare Voluntary Deferral Plan (the “Plan”), effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. This Plan is a spinoff of the Gambro Voluntary Deferral Plan (“VDP”). Effective the day of assumption of sponsorship of the Plan by DaVita Inc. in accordance with the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc., DaVita Inc. shall adopt the Plan and become the Plan Sponsor and this Plan is renamed the DaVita Voluntary Deferral Plan (also known as the “Plan”).

Except as otherwise provided herein, the provisions of this Plan apply to amounts deferred after December 31, 2004 into this Plan and amounts deferred after December 31, 2004, into the VDP, pursuant to Section 409A of the Code (as defined below in Section 2(d)). Amounts deferred after December 31, 2004 shall include any Deferral (as defined below in Section 2(h)) to this Plan or the VDP, including Deferrals of a Participant’s Annual Incentive (as defined below in Section 2(a)) for which a deferral election was entered into in 2003 and which was earned in 2004 but paid in 2005. The provisions of this Plan shall be construed and administered in accordance with Code Section 409A, and shall be deemed to be modified to the extent necessary to comply with Code Section 409A.

The Plan provides for the deferral of compensation, subject to the terms set forth herein.

1.2 Purpose of the Plan. The purpose of the Plan is to (a) provide employees with the opportunity to defer pay and taxes, (b) promote the achievement of long-term objectives of the Employer by attracting and retaining key employees of outstanding competence, and (c) provide competitive compensation opportunities. This Plan is an unfunded deferred compensation plan for a select group of management, highly compensated employees, and persons who have been part of a select group of management and/or highly compensated employees. It is intended that the Plan constitute an unfunded “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended.

1.3 Duration of the Plan. The Plan remains in effect indefinitely, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 7.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)	“Annual Incentive” means an Employee’s annual bonus payment, if any, which is earned in the same year as the Participant’s Base Salary but is payable (if not deferred under this Plan) in the following year.

(b)	“Base Salary” means an Employee’s total annual base salary, including any commissions that may be paid to the Employee.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, Treasury Regulations and administrative guidance issued thereunder.

(e)	“Company” means Gambro Healthcare, Inc., a Tennessee corporation, effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. Effective the day of assumption of sponsorship of the Plan by DaVita Inc. in accordance with the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc., Company means DaVita Inc., a Delaware corporation.

(f)	“Compensation” means an Employee’s (1) Base Salary, (2) Annual Incentive, and (3) other compensation, as determined by the Company.

(g)	“Deferral Account” means an account established and maintained by the Participant’s Employer for each Participant which shall include the following sub-accounts:

(1)	Post-2004 Base Pay Contributions Sub-Account;

(2)	Post-2004 Annual Incentive Contributions Sub-Account;

(3)	Post-2004 Other Compensation Contributions Sub-Account;

(4)	Pre-2005 VDP Base Pay Contributions Sub-Account;

(5)	Pre-2005 VDP Annual Incentive Contributions Sub-Account; and

(6)	Pre-2005 VDP Other Compensation Contributions Sub-Account.

(h)	“Deferrals” mean, individually or collectively, amounts deferred under this Plan.

(i)	“Disabled” refers to a Participant who ceases service with the Employer because he or she:

(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(2)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C).

(j)	“Employee” means any regular status, nonunion, salaried employee of the Employer.

(k)	“Employer” means Gambro Healthcare, Inc., a Tennessee corporation, effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. Effective the day of assumption of sponsorship of the Plan by DaVita Inc. in accordance with the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc., Employer means DaVita Inc., a Delaware corporation, together with any and all Subsidiaries, listed in Appendix I.

(l)	“Minimum Executive Salary Potential” means an amount equal to the minimum Base Salary as set by the Company.

(m)	“Participant” means an Employee of the Employer who has been notified by the Plan Administrator of his or her selection to participate in the Plan.

(n)	“Plan Administrator” means an individual designated by the Company to administer this Plan.

(o)	“Retirement” means that an Employee has voluntarily terminated employment with the Employer on or after his or her attainment of age fifty-nine and one-half (59 1/2), and does not continue to provide services to the Employer.

(p)	“Separation from Service” means the cessation of an Employee’s service with the Employer.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(A)(i).

(q)	“Specified Employee” means a key employee as described in Code Section 416(i), without regard to paragraph (5) thereof, of:

(1)	Gambro AB (prior to the closing of the sale of Gambro Healthcare, Inc., to DaVita Inc.); and

(2)	DaVita Inc. (on or after the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.)

for so long as any of the applicable corporation’s stock is publicly traded on an established securities market or otherwise.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

(r)	“Subsidiary” means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) of which the Company owns at least fifty percent (50%) of the combined equity.

(s)	“Termination of Service” means that an Employee ceases to be employed by the Employer for any reason.

(t)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

Article 3. Administration

3.1 General. The Plan Administrator shall administer the Plan. The Plan Administrator shall be appointed by, and shall serve at the discretion of, the Company. The Board may delegate to the Plan Administrator any or all of the administration of the Plan. To the extent that the Board has delegated to the Plan Administrator any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Plan Administrator.

3.2 Administration by the Plan Administrator. The Plan Administrator shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions. However, in no event shall the Plan Administrator have the power to determine Plan design.

3.3 Decisions Binding. All determinations and decisions made by the Plan Administrator pursuant to the Plan, and all related orders or resolutions of the Plan Administrator, shall be final, conclusive, and binding on all persons, including the Employer, its shareholders, Employees, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

4.1 Eligibility. Persons eligible to participate in the Plan include only Employees who are designated by the Company and whose annualized Base Salary equals or exceeds the estimated Minimum Executive Salary Potential for the relevant year of deferral.

4.2	Actual Participation.

(a)	Post-2004 Deferrals

For any amounts deferred after December 31, 2004, participation in the Plan shall be determined at least annually by the Plan Administrator, in its sole discretion, based upon the criteria set forth in Section 4.1 herein or other relevant considerations. Employees who are chosen to participate in the Plan in any given year shall be so notified in writing.

(b)	Post-2004 Deferrals Under VDP

For any amounts deferred after December 31, 2004, participation in the VDP was determined annually by the Plan Administrator, in its sole discretion based upon the criteria set forth in Section 4.1 of the VDP or other relevant considerations. Employees who were chosen to participate in the Plan in any given year were so notified in writing.

(c)	Pre-2005 Deferrals Under VDP

For amounts deferred prior to 2005 under the VDP (which were earned and vested as of December 31, 2004), participation in the VDP was determined annually by the Plan Administrator, in its sole discretion based upon the criteria set forth in Section 4.1 of the VDP or other relevant considerations. Employees who were chosen to participate in the Plan in any given year were so notified in writing.

Article 5. Deferrals

5.1 Deferral of Base Salary, Annual Incentive, and Other Compensation. Effective prior to January 1, 2006, a Participant may elect to defer all or a portion of his or her Annual Incentive and up to fifteen percent (15%) of his or her Base Salary into the Participant’s Deferral Account as described in Section 6.1. Effective January 1, 2006, a Participant may elect to defer all or a portion of his or her Annual Incentive and up to fifty percent (50%) of his or her Base Salary into the Participant’s Deferral Account as described in Section 6.1. Moreover, a Participant may also elect to defer all or a portion of his or her other compensation, as defined and determined by the Company. Such election to defer any compensation under this Section 5.1 shall be subject to the provisions of this Article 5.

5.2 Deferral Elections. Any deferral election under Section 5.1 shall be made by a date designated by the Plan Administrator prior to the calendar year in which the services to which the Compensation to be deferred relates, are performed. If an Employee first becomes eligible to participate in the Plan during the calendar year, the Employer may allow such Employee to make a deferral election with respect to services to be performed subsequent to the election within thirty (30) days of becoming eligible to participate in the Plan. Such thirty (30) day period shall commence when the Employee is first eligible to participate in this Plan (or the VDP) or in the Gambro Healthcare, Inc. Executive Retirement Plan (or the Gambro, Inc. Executive Retirement Plan); provided, however, this provision shall be construed and interpreted in accordance with Treasury Regulations and other guidance issued by the Treasury and/or the Internal Revenue Service under Code Section 409A. Notwithstanding the preceding sentence, a Participant may elect to defer all or a portion of his or her Annual Incentive based on services performed over a period of at least twelve (12) months, into the Participant’s Deferral Account as described in Section 6.1, only if such deferral election is made no later than June 30. An Employee is eligible to participate in the Plan when determined to be so by the Plan Administrator, which shall not be before the Employee is entered into the Employer’s payroll system. The Participant must complete a new election for each and every year. All deferral elections shall be irrevocable, and shall be made in accordance with the election procedures established by the Plan Administrator. The administrative documents completed by VDP Participants (including the deferral election for the 2005 Deferral of a Participant’s Base Salary, and the Deferral of a Participant’s Annual Incentive, for which a deferral election was entered into in 2004 and which is earned in 2005 but paid in 2006), and other administrative forms, shall be deemed for purposes of this Plan to also have been completed under this Plan.

5.3 Vesting of Deferrals. All Deferrals and the hypothetical rates of return earned on those Deferrals that are equal to the actual returns achieved on those investments under this Articles 5 shall be one hundred percent (100%) vested at the time of such deferral.

5.4 Length of Deferral. Except as otherwise provided herein, all Deferrals hereunder and any hypothetical investment return thereon shall be maintained in deferred status until distributed.

5.5 Unforeseeable Emergency: For Both Post-2004 Deferrals and Pre-2005 Deferrals. The Plan Administrator shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Plan Administrator, that the Participant has suffered an Unforeseeable Emergency. The amounts distributed for an Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is, or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). To the extent allowed under Code Section 409A, in the event a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion:

(a)	Authorize the cessation of Deferrals by such Participant under the Plan;

(b)	Provide that all, or a portion, of any previous Deferrals (including amounts deferred before and after 2004, adjusted for hypothetical investment returns) by the Participant shall immediately be paid in a lump-sum cash payment; and/or

(c)	Provide for such other payment schedule as deemed appropriate by the Plan Administrator under the circumstances.

The Plan Administrator shall judge the severity of the Unforeseeable Emergency. The Plan Administrator’s decision with respect to the severity of the Unforeseeable Emergency and the manner in which, if at all, the Participant’s future Deferral opportunities shall cease and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal. Each Participant is allowed only one (1) Unforeseeable Emergency withdrawal in any twelve (12) month period.

This Section 5.5 shall be construed and administered in accordance with Code Section 409A(a)(2).

Article 6. Participants’ Account

6.1 Deferral Account. A cash deferral account (the “Deferral Account”) shall be established and maintained by the Participant’s Employer for each Participant who makes a cash deferral under the Plan or who made a cash deferral under the VDP. The Participant’s Deferral Account shall be credited when the amount deferred is deposited (generally within ten (10) business days from when the amount deferred otherwise would have become due and payable to the Participant) and shall be credited to reflect the hypothetical rates of return earned on deferrals that are equal to the actual returns achieved on those investments. The establishment and maintenance of such Deferral Account, however, shall not be construed as entitling any Participant to any specific assets of the Employer.

In the event the Employer becomes insolvent, each Participant under the Plan will become a creditor of the Participant’s Employer. Each Participant’s Deferral Account hereunder will be subject to the general rights of all creditors of the Participant’s Employer.

6.2 Investment Return on Deferral Account. Each Participant may elect to have the amount in his or her Deferral Account hereunder deemed invested in one or more hypothetical investment funds, which are selected for availability by the Company. Participants shall be permitted to change their investment elections daily. The rates of return deemed earned on deferrals shall be equal to the actual returns achieved on these investments.

Each Participant’s Deferral Account shall be credited daily, with the value of the account fluctuating daily based upon the actual performance achieved on deferred amounts pursuant to the investment elections of each Participant. Any hypothetical investment returns on the deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

6.3 Form and Timing of Payout of Deferral Account.

(a)	Post-2004 Deferrals

(1)	General. The Participant’s Deferral Account shall be paid out in cash. At the time of the deferral election, the Participant shall elect a payout alternative for that year’s Deferral (adjusted for hypothetical investment returns).

(2)	Deferral Elections. The Participant shall make an election to receive or commence receipt of the payout:

(A)	Year One After Retirement: in the year following the Participant’s Retirement,

(B)	Year Two After Retirement: in the second year following the Participant’s Retirement, or

(C)	Year Certain: in a year certain at least three (3) years after the date the deferral election is executed for all Compensation other than a Participant’s Annual Incentive and at least four (4) years after the deferral election is executed for the Participant’s Annual Incentive.

The Participant shall make a deferral election to receive distributions in the form of one (1), five (5), ten (10), fifteen (15), or twenty (20) annual installments payable in January.

(3)	Time and Manner of Payment. If the Participant has elected a Year Certain payout, the payout shall be made in the Year Certain, except as provided in Section 6.3(a)(4) below. If the Participant has not elected a Year Certain payout, the time and manner of payment depends on the first distribution event to occur, as follows:

(A)	Retirement: A Participant shall commence receipt of the payout in Year One After Retirement or Year Two After Retirement, as elected by the Participant in accordance with the payment method(s) on the deferral election(s) previously made by the Participant.

(B)	Becoming Disabled: If a Participant becomes Disabled, a lump-sum cash payment shall be made, or installment payments shall commence and be paid over the period(s) elected on the Participant’s deferral election (if the Participant has attained age fifty-nine and one-half (59 1/2) and so elected), as soon as administratively feasible following the Participant becoming Disabled.

(C)	Death: In the event of a Participant’s death, only a lump-sum cash payment shall be made, as soon as administratively feasible following such death.

(D)	Other Separation from Service: If a Participant has a Separation from Service for any reason other than Retirement, Disability, or death, then he or she shall automatically receive a lump-sum cash payment in January of the year immediately following such Separation from Service.

(4)	Cash-Out Provision. If a Participant elected a Year Certain payout(s) and has a Separation from Service other than Retirement, Disability or death, and the value of the Participant’s Deferral Account (including amounts deferred before and after 2004, adjusted for hypothetical investment returns) (“Entire Interest”) is ten thousand dollars ($10,000) or less, he or she shall automatically receive a lump-sum cash payment as soon as possible following such Separation from Service but no later than the later of:

(A)	December 31 of the calendar year in which occurs such Separation from Service, or

(B)	the date two and one-half (2 1/2) months after such Separation from Service.

(5)	Death. Notwithstanding Section 6.3(a)(2)-(4) above, in the event of a Participant’s death prior to the commencement of distributions or during the installment period, only a lump-sum cash payment of the remaining balance of his or her Post-2004 Base Pay Contributions Sub-Account, Post-2004 Annual Incentive Contributions Sub-Account, and Post-2004 Other Compensation Contributions Sub-Account shall be made, as soon as administratively feasible after such death.

(6)	Specified Employee. Notwithstanding Section 6.3(a)(1)-(5) above, the initial distribution triggered by a Separation from Service for a Specified Employee must be delayed six (6) months after the date of such Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee.

Thereafter, all installment payments to a Specified Employee shall be made in January, commencing with the first January to occur after the initial distribution.

(b)	Pre-2005 Deferrals

(1)	General. The Participant’s Deferral Account shall be paid out in cash. At the time of the deferral election, the Participant elected a payout of his or her Pre-2005 VDP Base Pay Contributions Sub-Account, Pre-2005 VDP Annual Incentive Contributions Sub-Account, and Pre-2005 VDP Other Compensation Contributions Sub-Account.

(2)	Participant Elections. The Participant made an election to receive or commence receipt of the payout:

(A)	Year One After Retirement: in the year following the Participant’s Retirement,

(B)	Year Two After Retirement: in the second year following the Participant’s Retirement, or

(C)	Year Certain: in a year certain at least three (3) years beyond the year for which the deferral election was effective.

The Participant made a deferral election to receive distributions in the form of: one (1), five (5), ten (10), fifteen (15), or twenty (20) annual installments payable in January.

However, if a Participant’s Termination of Service is for any reason other than Retirement, Disability or Death, he or she shall automatically receive a lump-sum cash payment in the January of the year immediately following such Termination of Service of his or her Pre-2005 VDP Base Pay Contributions Sub-Account, Pre-2005 VDP Annual Incentive Contributions Sub-Account, and Pre-2005 VDP Other Compensation Contributions Sub-Account.

Notwithstanding this Section 6.3(b)(2), in the event a Participant has a Termination of Service other than Retirement, Disability or death, and the value of the Participant’s Entire Interest (as defined in Section 6.3(a)(4)) is ten thousand dollars ($10,000) or less, he or she shall automatically receive a lump-sum cash payment as soon as possible in accordance with Section 6.3(a)(4).

(3)	Disability. Notwithstanding the foregoing, if a Participant becomes Disabled as defined in Section 2(i), a lump-sum cash payment of his or her Pre-2005 VDP Base Pay Contributions Sub-Account, Pre-2005 VDP Annual Incentive Contributions Sub-Account, and Pre-2005 VDP Other Compensation Contributions Sub-Account shall be made, or installment payments shall commence and be paid over the period(s) elected on the Participant’s deferral election (if the Participant has attained age fifty-nine and one-half (59 1/2) and so elected), as soon as administratively feasible following the Participant becoming Disabled.

(4)	Death. Notwithstanding Section 6.3(b)(2)-(3) above, in the event of a Participant’s death prior to the commencement of distributions or during the installment period, only a lump-sum cash payment of the remaining balance of his or her Pre-2005 VDP Base Pay Contributions Sub-Account, Pre-2005 VDP Annual Incentive Contributions Sub-Account, and Pre-2005 VDP Other Compensation Contributions Sub-Account shall be made as soon as administratively feasible following such death.

6.4 Establishment of Rabbi Trust. The Company shall establish an irrevocable rabbi trust (which shall be a grantor trust within the meaning of Code Sections 671–678) for the benefit of Plan Participants and beneficiaries of Plan Participants, as appropriate. The rabbi trust shall be governed by a trust agreement and shall have an independent trustee (such trustee to have a fiduciary duty to carry out the terms and conditions of the rabbi trust) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the rabbi trust or to cancel benefits provided thereunder.

Assets contained in any rabbi trust established hereunder shall at all times be specifically subject to the claims of each Participant’s Employer’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the rabbi trust, along with a required procedure for notifying the trustee of any such bankruptcy or insolvency. The terms of the trust agreement shall not provide that assets contained in the rabbi trust will become restricted to the provision of benefits under the Plan in connection with a change in the Employer’s financial health.

Assets contained in any rabbi trust established hereunder shall at all times be located within the United States.

Subject to the other provisions of this Section 6.4, at the sole discretion of the Board, the Employer shall contribute cash or other assets to the rabbi trust for the benefit of Plan Participants and beneficiaries of Plan Participants.

Article 7. Amendment, Modification, and Termination

7.1 Amendment and Modification. The Company may, with prospective or retroactive effect, amend or modify the Plan at any time and from time to time, including at any time during the calendar year 2005 if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Code Section 409A or to comply with the provisions of Code Section 409A. Notwithstanding the preceding sentence, the Company may accelerate distributions under this Plan only when doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Code Section 409A. In the event the spinoff of this Plan (and related transfer of assets) from the Gambro Voluntary Deferral Plan is construed to be a material modification of the Gambro Voluntary Deferral Plan, then the amounts deferred prior to 2005 under the Gambro Voluntary Deferral Plan which are transferred to this Plan and related rabbi trust shall be subject to the provisions of Code Section 409A.

7.2 Suspension, Discontinuance, and Termination. The Board may suspend, discontinue or terminate the Plan at any time and from time to time; provided that, the Company may accelerate distributions under this Plan only when doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Code Section 409A.

7.3 Previous Deferrals. Except as required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Deferral previously made under the Plan, without the written consent of the applicable Participant.

7.4 Acknowledgment of Authority. Each Employer acknowledges the Company’s right to amend, modify and otherwise take action regarding the Plan with respect to all Employers. The Employers also acknowledge the Board’s right to terminate the Plan with respect to all Employers.

7.5 Spinoff of Gambro Healthcare Voluntary Deferral Plan from Gambro Voluntary Deferral Plan. Effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. (“Transfer Date”), the Participant’s Deferral Account and related liabilities under the VDP and related rabbi trust of each:

(a)	Participant who is an Employee of Gambro Healthcare, Inc. on the Transfer Date; and

(b)	former Employee (or his or her beneficiary) of Gambro Healthcare, Inc. who is entitled to a benefit from the VDP on the Transfer Date shall be transferred to this Plan and related rabbi trust.

Article 8. Miscellaneous

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom such Participant’s benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s surviving spouse. In the event that there is no surviving spouse, any remaining benefits shall be paid in equal shares to the surviving children of the Participant. If there are no surviving children, any remaining benefits shall be paid to the Participant’s estate.

8.4 Successors. All obligations of the Employer under the Plan with respect to Deferrals hereunder shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

8.5 Requirements of Law. Deferrals under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.6 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the State of Colorado.

8.7 Withholding of Taxes. The Employer and/or Trustee shall have the right to deduct, from amounts otherwise credited to or paid from a Participant’s Deferral Account, amounts sufficient to satisfy federal, state, local, and foreign tax withholding requirements.

8.8 Assumption of Risk. The Participant and the Participant’s beneficiary shall assume all risk (other than for gross negligence of the Company, Board, or the Plan Administrator, or breach by the Company of the terms of this Plan) in connection with:

(a)	the Plan and trust design, implementation and/or administration;

(b)	investment decisions made by the Participant and the resulting value of the Participant’s Deferral Account;

(c)	the selection of and actions of the Trustee or any other third party providing services to the Company or the rabbi trust in connection with the Plan or rabbi trust (including their administrative and investment expenses); and

(d)	any income taxes, penalties and interest incurred by the Participant or Participant’s beneficiary relating to or arising out of his or her participation in the Plan.

IN WITNESS WHEREOF, Gambro Healthcare, Inc. has caused this Gambro Healthcare Voluntary Deferral Plan to be effective as provided above and executed by its duly authorized officer this 5th day of October, 2005. This Plan may be executed in any number of counterpart signature pages, each of which shall be deemed an original and which together shall constitute a single instrument.

Gambro Healthcare, Inc.

By	/s/ Larry Buckelew
Larry Buckelew
President

IN WITNESS WHEREOF, DaVita Inc. has caused this DaVita Inc. Voluntary Deferral Plan to be effective as provided above and executed by its duly authorized officer this 5th day of October, 2005. This Plan may be executed in any number of counterpart signature pages, each of which shall be deemed an original and which together shall constitute a single instrument.

DaVita Inc.

By:	/s/ Thomas L. Kelly
Name:	Thomas L. Kelly
Title:	Executive Vice President and acting Chief Financial Officer

APPENDIX I

Gambro Healthcare Voluntary Deferral Plan

Participating Employers	Effective Date of Participation
Gambro Healthcare, Inc.	*
DaVita Inc.	**

*	The day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.
**	The day of assumption of sponsorship of the Plan by DaVita Inc. in accordance with the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.